Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces Accelerated Share Repurchase Program and
Updates 2019 Earnings Guidance

DALLAS - November 16, 2018 - Trinity Industries, Inc. (NYSE: TRN) (“Trinity” or the “Company”) announced today that the Company has entered into an accelerated share repurchase (“ASR”) program with JPMorgan Chase Bank, National Association (“JPMorgan”) to repurchase $350 million of its common stock. The accelerated share repurchase program will complete Trinity’s current share repurchase authorization for an aggregate of $500 million of its common stock. Trinity will fund the accelerated share repurchase with proceeds received from an increase in borrowing under the Amended and Restated Term Loan Agreement of Trinity Rail Leasing 2017 LLC.

Additionally, today the Company updated its full year 2019 earnings per share guidance to $1.15 to $1.35 from the range of $0.90 to $1.10, which was previously provided with the third quarter 2018 earnings announcement. The guidance was updated due to the projected impact of the ASR program and orders received for new railcars since the issuance of the prior guidance. The Company now expects 2019 railcar deliveries of 23,500 to 25,500 as compared to the prior guidance of 22,500 to 24,000 railcars.

The Company’s previous earnings guidance provided in the third quarter 2018 quarterly earnings announcement did not include the ASR program announced today. The ASR program is expected to benefit 2019 earnings per share by approximately $0.13, based on the closing stock price on November 15, 2018. Through September 30, 2018, Trinity has repurchased approximately 4.3 million shares for a total of $150 million under the current authorization. As of October 17, 2018, the company had total shares outstanding of approximately 146.3 million shares.

“The accelerated share repurchase program and amended leased railcar financing are consistent with Trinity’s goal to optimize its capital structure and improve returns through opportunistic investment in the business, while returning value to shareholders,” said Tim Wallace, Trinity’s Chairman, Chief Executive Officer and President.

Under the terms of the ASR, Trinity has agreed to repurchase from JPMorgan $350 million of its common stock, with an initial delivery of approximately 12.9 million shares, representing approximately 80% of the notional amount of the ASR based on the closing price of $21.74 on November 15, 2018. The final number of shares to be repurchased will be based on the average of Trinity’s daily volume-weighted average stock price, less a discount, during the term of the ASR program, which is expected to be completed by the end of the first quarter of 2019. The ASR program is expected to commence on Monday, November 19, 2018.

The Company amended a previous term loan agreement of Trinity Rail Leasing 2017 LLC, a Delaware limited liability company ("TRL 2017") and a limited purpose, indirect wholly-owned subsidiary of the Company, owned through Trinity Industry Leasing Company. TRL 2017 originally issued $302.4 million of promissory notes (the "2017 Promissory Notes") on May 15, 2017, due May 15, 2024. The 2017 Promissory Notes are obligations of TRL 2017, secured by a portfolio of railcars and operating leases thereon, certain cash reserves, and other assets, and are non-recourse to Trinity. TRL 2017 has entered into an Amended and Restated Term Loan Agreement, which has increased the amount of the 2017 Promissory Notes to $663.0 million. Additionally, TRL 2017 has entered into an interest rate hedging agreement on which it pays a fixed rate of interest on 60% of the outstanding principal amount. The remaining 40% of the outstanding principal amount bears interest at LIBOR plus a margin for a combined all-in current interest rate of 4.3%, payable monthly and are now due November 8, 2025.

About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our rail-related businesses market their railcar products and services under the trade name TrinityRail®. The TrinityRail integrated business platform provides railcar manufacturing, maintenance and modifications, as well as railcar leasing and management services. Trinity also owns businesses engaged in the manufacture of products used on the nation’s roadways and in traffic control, as well as logistical and transportation businesses that provide support services to a variety of industrial manufacturers. Trinity reports its financial results in three principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, and the All Other Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements, including, but not limited to, future financial and operating performance, future opportunities and any other statements regarding events or developments that Trinity believes or anticipates will or may occur in the future. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “projected,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Trinity expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Trinity’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by federal securities laws. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to risks and uncertainties regarding economic, competitive, governmental, and technological factors affecting Trinity’s operations, markets, products, services and prices, and such forward-looking statements are not guarantees of future performance. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in Trinity’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by Trinity’s Quarterly Reports on Form 10-Q, and Trinity’s Current Reports on Form 8-K.

Investor & Media Contact:
Jessica L. Greiner
Vice President, Investor Relations and Communications
Trinity Industries, Inc.
(Investors) 214/631-4420
(Media Line) 214/589-8909